EXHIBIT 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES FIRST QUARTER FISCAL 2020 RESULTS

- GAAP EPS $3.32 (Includes Technical Packaging Gain on Sale) -

- Adjusted EPS $0.43 (Tops Guidance and Consensus) -

ST. LOUIS, February 4, 2020 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the first quarter ended December 31, 2019 (Q1 2020) compared to the first quarter ended December 31, 2018 (Q1 2019).

On January 2, 2020, the Company announced that it had completed the sale of its Technical Packaging segment effective December 31, 2019 which resulted in gross cash proceeds of $191 million ($187 million purchase price plus working capital surplus) and a $77 million, or $2.93 per share net gain on the sale.

The Technical Packaging segment’s operating results and the gain on the sale are presented as Discontinued Operations in the attached tables, and are excluded from the following discussion of the Company’s results from Continuing Operations for the comparable periods.

The financial results presented include certain non-GAAP financial measures such as EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS, as defined within the “Non-GAAP Financial Measures” described below. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents.

Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

Filtration / Fluid Flow Segment Renamed

With the addition of Globe Composite LLC (Globe) in Q4 2019, and in conjunction with the divestiture of the Technical Packaging segment, beginning in Q1 2020, Management has renamed the Filtration / Fluid Flow (Filtration) segment as Aerospace & Defense (A&D) to better reflect the composition of the segment’s products, end markets and customer characteristics.

The A&D segment’s individual legal and operating entities, historical financial results, and management structure are unchanged from what was formerly presented as Filtration.

Earnings Summary

Q1 2020 GAAP EPS of $3.32 per share included $0.41 per share from continuing operations and $2.91 per share from discontinued operations ($2.93 per share gain on the sale offset by a ($0.02) per share operating loss). Additionally, Q1 2020 GAAP EPS from continuing operations included $0.02 per share of charges related to discrete cost reduction actions (primarily Doble facility move costs) which were excluded when determining Q1 2020 Adjusted EPS of $0.43 per share. Q1 2020 GAAP net earnings were $87 million.

Q1 2019 GAAP EPS of $0.66 per share included $0.20 per share of discrete items resulting from the gain on the sale of the Doble headquarters building, partially offset by discrete cost reduction actions described in prior releases. The net effect of excluding the $0.20 per share of discrete items resulted in Q1 2019 Adjusted EPS of $0.46 per share. Q1 2019 GAAP net earnings were $17 million.

Q1 2020 Adjusted EPS of $0.43 exceeded Management’s previously communicated guidance of $0.35 to $0.40 per share, driven by better than expected operating performance in the Test and A&D segments.

Q1 2020 Adjusted EBITDA was $28.0 million, an increase of 5 percent over Q1 2019 Adjusted EBITDA of $26.7 million, led by Test and A&D which increased 30 percent and 18 percent, respectively.

Operating Highlights

•	Net sales increased 5 percent to $172 million in Q1 2020 compared to $163 million in Q1 2019.
•	On a segment basis, Q1 2020 A&D sales increased 17 percent from Q1 2019, including $9 million in sales from the Globe acquisition together with strong contributions from PTI, Crissair, and Vacco. Test sales increased nominally as a result of the quarterly timing on large project milestones, and USG sales decreased $3 million as a result of the timing of product deliveries.
•	SG&A expenses increased in Q1 2020 as a result of higher spending on R&D / new product development, additional sales commissions, normal cost of living adjustments, and the addition of Globe.
•	Entered orders were $220 million in Q1 2020 (book-to-bill of 1.28x), an increase of 23 percent over Q1 2019 orders of $179 million, resulting in an ending backlog of $500 million at December 31, 2019, an increase of $48 million, or 11 percent, from September 30, 2019.
•	The effective income tax rate from continuing operations (GAAP and Adjusted) was 25 percent in Q1 2020. Management estimates future cash tax payments related to the sale of the Technical Packaging segment to be approximately $26 million.
•	Q1 2020 net cash provided by operating activities from Continuing Operations of $3 million, coupled with the cash proceeds from the sale of the Technical Packaging segment, resulted in $53 million of net debt outstanding (total borrowings, less cash on hand) at December 31 2019 with a 0.92x leverage ratio. Operating cash flow for Q1 2020 was negatively impacted by the timing of cash receipts between December 2019 and January 2020.

Chairman’s Commentary – Q1 2020

Vic Richey, Chairman and Chief Executive Officer, commented, “The clear highlight of Q1 2020 is that we completed the sale of our Technical Packaging segment at the end of December and received approximately $190 million while recording a large gain on the sale, all while delivering operating results 3 cents above the top end of our guidance for Adjusted EPS.

“We received the cash from the divestiture on the last day of the Quarter, and the proceeds were used to pay down a substantial portion of our outstanding debt and to reduce our leverage ratio. We plan to use this additional liquidity and our substantial debt capacity to fund future acquisitions and grow our business as we continue to evaluate a robust pipeline of M&A opportunities and expect to add to our current portfolio during 2020.

“On the operational side, we delivered solid results during the Quarter as we exceeded our sales, Adjusted EBITDA, and Adjusted EPS targets set at the start of the year. Our Test and A&D businesses contributed to our enhanced performance as both segments’ results exceeded their targets, and more than offset the timing-related sales and Adjusted EBITDA shortfall noted in USG.

“Globe continues to deliver results above expectations and its outlook appears to be gaining momentum such that we now believe this business may provide future contributions greater than our forecast at the time of acquisition. Recent new wins for additional content on navy submarines, both Virginia and Columbia Class, give me confidence that Globe’s growth prospects may materialize sooner than expected.

“We improved our consolidated Q1 2020 Adjusted EBITDA by 5 percent and maintained our margins above 16 percent despite the lower contribution from our highest margin segment. Our entered orders were strong as we booked $220 million of new business and grew our backlog from the start of the year by 11 percent to $500 million, which sets us up nicely for our projected growth over the remainder of the year.

“The Doble headquarters relocation was completed in November and I’m thrilled with the feedback from our staff as to how smooth the integration went and how energized everyone is to be in the new location. I’m certain this move will further enhance our operational efficiency and effectiveness.

“The recent news surrounding the suspended production of the 737MAX creates some headwind for us over the next few months until production resumes, but given that our OEM sales content on that platform is relatively modest, we believe we can absorb the earnings impact over the remainder of the year as we have well-defined opportunities across the A&D segment to mitigate this shortfall.

“We plan to build on the successes of Q1 and expect to continue benefitting from our disciplined operating culture throughout 2020. By narrowing our focus and simplifying the business with the recent divestiture, coupled with our solid market positions and tangible growth opportunities across the Company, I have a favorable view of the future with our goal remaining unchanged – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 17, 2020 to stockholders of record on April 2, 2020.

Business Outlook – 2020 Adjusted Basis

The Technical Packaging business segment’s results of operations, gain on sale, balance sheet and cash flows are reported as Discontinued Operations, and therefore, are excluded from the following discussion.

As previously described, Management plans to use a portion of the net proceeds during 2020 to fully fund, terminate, and annuitize the defined benefit pension plan currently maintained by the Company. Annuitizing this non-strategic liability through an insurance company will eliminate both equity market risk and interest rate volatility, thereby reducing our costs and eliminating future cash payments. The defined benefit plan was frozen in 2003 and no additional benefits have been accrued since that date. The accounting impact of terminating and annuitizing the pension will also be excluded from the calculation of Adjusted EBITDA and Adjusted EPS.

Management continues to see meaningful net sales and Adjusted EBITDA growth across each of the Company’s business segments and anticipates growth rates in 2020 and beyond that will generally exceed the broader industrial market. The growth described below is expected to be enhanced by additional M&A contributions during the year.

Management’s expectations for growth in 2020 compared to 2019 are consistent with the details outlined in the November 19, 2019 release. The highlights are summarized here:

•	Management continues to expect 2020 Adjusted EPS to be in the range of $3.20 to $3.30 per share (compared to 2019 Adjusted EPS of $2.95 per share from Continuing Operations).
•	This increase reflects meaningful sales and Adjusted EBITDA growth, partially offset by the additional depreciation and amortization charges and incremental tax expense described previously.

On a quarterly basis and consistent with prior years, Management expects 2020 revenues and Adjusted EPS to be more back half weighted resulting in the second half of the year being stronger than the first half.

Management expects Q2 2020 Adjusted EPS to be in the range of $0.70 to $0.75 per share, compared to Q2 2019 Adjusted EPS from Continuing Operations of $0.71 per share. The timing of quarterly sales and earnings throughout the year, coupled with the discrete charges incurred within the respective quarters will impact quarterly comparability.

Conference Call

The Company will host a conference call today, February 4, at 4:00 p.m. Central Time, to discuss the Company’s Q1 2020 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 2159900).

Forward-Looking Statements

Statements in this press release regarding the timing and amounts of the Company’s expected quarterly, 2020 full year and beyond results, revenue and sales growth, sales, EPS, Adjusted EPS, EPS growth, cash, EBIT, Adjusted EBITDA margins, Adjusted EBITDA, interest expense, income tax expense, effective tax rate, non-cash depreciation and amortization of intangible assets, liquidity, actions in regard to the Company’s frozen defined benefit plan, the realization of operational efficiencies, the Company’s competitiveness , the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the use of proceeds from the recent divestiture, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, and the following: weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; delivery delays or defaults by customers; material changes in the costs and availability of certain raw materials; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards, taxation requirements, and new or modified tariffs; changes in interest rates; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; and the uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration.

Non-GAAP Financial Measures

The financial measures EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBITDA” as EBITDA excluding certain defined charges, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described above which were $0.02 per share in Q1 2020.

EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, navy, space and process markets worldwide, as well as composite-based products and solutions for navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2019		Three Months Ended December 31, 2018
Net Sales	$171,728		163,365
Cost and Expenses:
Cost of sales	106,727		102,454
Selling, general and administrative expenses	42,105		38,540
Amortization of intangible assets	5,810		4,400
Interest expense	2,421		1,855
Other expenses (income), net	295		(7,379)
Total costs and expenses	157,358		139,870

Earnings before income taxes	14,370		23,495
Income tax expense	3,606		6,145

Earnings from continuing operations	10,764		17,350

Loss from discontinued operations, net of tax expense (benefit) of $269 and $(205)	(601)		(33)
Gain on sale of discontinued operations, net of tax expense of $23,734	76,614		0

Earnings (loss) from discontinued operations	76,013		(33)

Net earnings	$86,777		17,317

Diluted EPS:
Diluted - GAAP
Continuing operations	$0.41		0.66
Discontinued operations	2.91		0.00
Net earnings	$3.32		0.66

Diluted - As Adjusted Basis
Continuing operations	$0.43	(1)	0.46 (2)

Diluted average common shares O/S:	26,168		26,120

(1)	Q1 2020 Adjusted EPS excludes $0.02 per share of after-tax charges primarily related to the move of the Doble headquarters facility.

(2)	Q1 2019 Adjusted EPS excludes $0.20 per share of after-tax income mainly resulting from the gain on the sale of the Doble Watertown property partially offset by certain restructuring charges primarily at Doble.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q1 2020	Q1 2019	Q1 2020	Q1 2019
Net Sales
Aerospace & Defense	$77,511	66,224	77,511	66,224
Test	41,383	41,286	41,383	41,286
USG	52,834	55,855	52,834	55,855
Totals	$171,728	163,365	171,728	163,365

EBIT
Aerospace & Defense	$12,513	10,610	12,583	10,707
Test	4,656	3,310	4,656	3,310
USG	9,288	21,546	9,908	13,859
Corporate	(9,666)	(10,116)	(9,666)	(9,751)
Consolidated EBIT	16,791	25,350	17,481	18,125
Less: Interest expense	(2,421)	(1,855)	(2,421)	(1,855)
Less: Income tax expense	(3,606)	(6,145)	(3,772)	(4,200)
Net earnings from continuing ops	$10,764	17,350	11,288	12,070

Note 1: The tables on this page are presented on a continuing operations basis.

Note 2: Adjusted net earnings were $11.3 million in Q1 20 which excluded $0.02 per share of after-tax charges primarily related to the facility move costs at Doble.

Note 3: Adjusted net earnings were $12.1 million in Q1 19 which excluded $0.20 per share of after-tax income primarily related to the Q1 19 gain on the sale of the Doble Watertown facility partially offset by charges related to other restructuring actions.

EBITDA Reconciliation to Net earnings:

		Q1 2020		Q1 2019
	Q1 2020	- As Adj	Q1 2019	- As Adj
Consolidated EBITDA	$27,331	28,021	33,904	26,679
Less: Depr & Amort	(10,540)	(10,540)	(8,554)	(8,554)
Consolidated EBIT	16,791	17,481	25,350	18,125
Less: Interest expense	(2,421)	(2,421)	(1,855)	(1,855)
Less: Income tax expense	(3,606)	(3,772)	(6,145)	(4,200)
Net earnings	$10,764	11,288	17,350	12,070

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 31, 2019	September 30, 2019
Assets
Cash and cash equivalents	$96,692	61,808
Accounts receivable, net	160,714	158,715
Contract assets	93,498	110,211
Inventories	133,977	124,956
Other current assets	13,417	14,190
Assets of discontinued operations-current	-	25,314
Total current assets	498,298	495,194
Property, plant and equipment, net	135,576	127,843
Intangible assets, net	378,248	381,605
Goodwill	390,383	390,256
Operating lease assets	20,209	-
Other assets	8,855	4,445
Assets of discontinued operations-other	-	67,377
	$1,431,569	1,466,720

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	53,056	63,800
Contract liabilities	84,813	81,177
Other current liabilities	94,161	75,141
Liabilities of discontinued operations-current	-	11,517
Total current liabilities	252,030	251,635
Deferred tax liabilities	60,486	60,856
Non-current operating lease liabilities	16,009	-
Other liabilities	57,553	59,008
Long-term debt	130,000	265,000
Liabilities of discontinued operations-other	-	3,999
Shareholders' equity	915,491	826,222
	$1,431,569	1,466,720

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

Three Months Ended December 31, 2019
Cash flows from operating activities:
Net earnings	$86,777
Earnings from discontinued operations	(76,013)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,540
Stock compensation expense	1,446
Changes in assets and liabilities	(19,051)
Effect of deferred taxes	(370)
Net cash provided by operating activities - continuing operations	3,329
Net cash used by operating activities -discontinued operations	(622)
Net cash provided by operating activities	2,707

Cash flows from investing activities:
Capital expenditures	(12,647)
Additions to capitalized software	(1,923)
Net cash used by investing activities - continuing operations	(14,570)
Proceeds from sale of discontinued operations	183,997
Capital expenditures - discontinued operations	(1,728)
Net cash provided by investing activities - discontinued operations	182,269
Net cash provided by investing activities	167,699

Cash flows from financing activities:
Proceeds from long-term debt	10,000
Principal payments on long-term debt	(145,000)
Dividends paid	(2,079)
Net cash used by financing activities - continuing operations	(137,079)
Net cash used by financing activities - discontinued operations	(2,140)
Net cash used by financing activities	(139,219)

Effect of exchange rate changes on cash and cash equivalents	3,697

Net increase in cash and cash equivalents	34,884
Cash and cash equivalents, beginning of period	61,808
Cash and cash equivalents, end of period	$96,692

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)  -- Continuing Operations Basis

(Dollars in thousands)

Backlog And Entered Orders - Q1 FY 2020	Aerospace & Defense	Test	USG	Total
Beginning Backlog - 10/1/19	$276,273	133,571	41,715	451,559
Entered Orders	129,022	38,513	52,904	220,439
Sales	(77,511)	(41,383)	(52,834)	(171,728)
Ending Backlog - 12/31/19	$327,784	130,701	41,785	500,270

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q1 FY 2020
EPS from Continuing Ops – GAAP Basis – Q1 2020	$0.41
Adjustments (defined below)	0.02
EPS from Continuing Ops – As Adjusted Basis – Q1 2020	$0.43

Adjustments exclude $0.02 per share consisting of move costs associated with the Doble facility consolidation in the first quarter of 2020.

(The $0.02 of EPS adjustments per share consists of $690K of pre-tax charges offset by $166K of tax benefit for net impact of $524K.)

EPS – Adjusted Basis Reconciliation – Q1 FY 2019
EPS from Continuing Ops – GAAP Basis – Q1 FY 2019	$0.66
Adjustments (defined below)	(0.20)
EPS from Continuing Ops – As Adjusted Basis – Q1 FY 2019	$0.46

Adjustments exclude $0.20 per share consisting of income related to the gain on sale of the Doble Watertown property partially offset by certain restructuring charges primarily at Doble in the first quarter of 2019.

(The $0.20 of EPS adjustments per share consists of $7.2 million of pre-tax income offset by $1.9 million of tax expense for net impact of $5.3 million.)

EPS – Adjusted Basis Reconciliation – Q2 FY 2019
EPS from Continuing Ops – GAAP Basis – Q2 FY 2019	$0.68
Adjustments (defined below)	0.03
EPS from Continuing Ops – As Adjusted Basis – Q2 FY 2019	$0.71

Adjustments exclude $0.03 per share consisting of restructuring charges related to Doble, PTI & VACCO during the second quarter of 2019.

(The $0.03 of EPS adjustments per share consists of $946K of pre-tax charges offset by $215K of tax benefit for net impact of $731K.)